EXHIBIT 5.1

September 25, 2018

AnaptysBio, Inc.

10421 Pacific Center Court, Suite 200

San Diego, California 92121

Gentlemen/Ladies:

We deliver this opinion with respect to certain matters in connection with the offering by AnaptysBio, Inc., a Delaware corporation (the “Company”), of up to 2,530,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), to be issued pursuant to that certain Underwriting Agreement (the “Underwriting Agreement”), dated as of even date herewith, between the Company, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and Jefferies LLC, as representatives (the “Representatives”) of the underwriters named in Schedule I thereto. The Shares were registered pursuant to the Registration Statement on Form S-3 (File No. 333-222868) filed by the Company with the Securities and Exchange Commission (the “Commission”) on February 5, 2018 under the Securities Act of 1933, as amended (the “Securities Act”), declared effective on February 5, 2018 (the “Registration Statement”), the prospectus dated February 5, 2018 included in the Registration Statement (the “Base Prospectus”), and as supplemented by the preliminary prospectus supplement dated September 24, 2018 and the final prospectus supplement dated September 25, 2018, both of which were filed with the Commission pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). The offering of the Shares by the Company pursuant to the Registration Statement, the Prospectus and the Underwriting Agreement is referred to herein as the “Offering.”

In connection with our opinion expressed below we have examined originals or copies of the Underwriting Agreement, the Company’s Restated Certificate of Incorporation filed with, and certified by, the Delaware Secretary of State (the “Restated Certificate”) and Amended and Restated Bylaws (the “Restated Bylaws”), certain corporate proceedings of the Company’s board of directors (the “Board”) and or a committee or committees of the Board and the Company’s stockholders relating to the Registration Statement, the Company’s Restated Certificate and Restated Bylaws, and such other agreements, documents, certificates and statements of the Company, its transfer agent and public or government officials, as we have deemed advisable, and have examined such questions of law as we have considered necessary. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures on documents submitted to us, the conformity to originals of all documents submitted to us as copies, and the absence of any undisclosed termination, waiver or amendment to any document reviewed by us. In giving our opinion, we have also relied upon a good standing certificate regarding the Company issued by the Delaware Secretary of State and a management certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations by the Company (the “Management Certificate”).

September 25, 2018

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the Delaware General Corporation Law.

In connection with our opinion expressed below, we have assumed that, (i) at or prior to the time of the issuance and delivery of any of the Shares, there will not have occurred any change in the law or the facts affecting the validity of the Shares, any change in actions of the Board or the Company’s stockholders, or any amendments to the Restated Certificate or Restated Bylaws, and (ii) at the time of the offer, issuance and sale of any Shares, no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, and that the Registration Statement will not have been modified or rescinded. We also have assumed that the issuance and delivery of the Shares subsequent to the date hereof and the compliance by the Company with the terms of such Shares will not result in a violation of the Restated Certificate or any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body then having jurisdiction over the Company.

Based upon, and subject to, the foregoing, we are of the opinion that when the Shares are issued, sold and delivered in the manner and for the consideration stated in the Registration Statement, the Prospectus, the Underwriting Agreement and the resolutions adopted by the Board and to be adopted by the Pricing Committee of the Board, such Shares will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Current Report on Form 8-K to be filed by the Company with the Commission in connection with the Offering and further consent to all references to us, if any, in the Registration Statement, the Prospectus and any amendments or supplements thereto. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is intended solely for use in connection with issuance and sale of the Shares and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks only as of, the date of this letter first written above, and does not address any potential change in facts of law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ Fenwick & West LLP

FENWICK & WEST LLP